EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TG VENTURE ACQUISITION, CORP.

November 1, 2023

TG Venture Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.             The name of the Corporation is “TG Venture Acquisition Corp.”

2.             This Certificate of Amendment (this “Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 29, 2021, as amended by that Certificate of Amendment, dated as of May 4, 2023 (the “Certificate”).

3.             The text of Section 9.1(b) of the Certificate is hereby amended and restated in its entirety to read in full as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-l, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 13, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $100,000 interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination 25 months from the closing of the Offering (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents)) on such date, the next date upon which the Office of the Delaware Division of Corporations shall be open (the “Deadline Date”), and (iii) the redemption of shares in connection with a vote seeking (a) to modify the substance or timing of the Corporation’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or amendments to this Amended and Restated Certificate prior thereto or to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (b) with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

Notwithstanding the foregoing or any other provisions of the Certificate, in the event the Corporation has not consummated an initial Business Combination by December 5, 2023, the Corporation may, without further stockholder vote, elect to extend the Deadline Date on a monthly basis for up to five times by an additional one month each time after December 5, 2023, by resolution of the Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Deadline Date, until May 5, 2024, or a total of up to six months after November 5, 2023.”

               4.             This Amendment was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

               5.              This Amendment shall become effective on the date of filing with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, TG Venture Acquisition Corp. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

TG VENTURE ACQUISITION CORP.

By:	/s/ Pui Lan Patrick Tsang
Name:	Pui Lan Patrick Tsang
Title:	Chief Executive Officer

[Signature Page to Certificate of Amendment]